EXHIBIT 21.1

GARMIN LTD.

List of Subsidiaries of Company

Name of Subsidiary	Jurisdiction of Incorporation

Garmin Corporation	Taiwan
Garmin International, Inc.	Kansas
Garmin USA, Inc.	Kansas
Garmin Realty, LLC	Kansas
Garmin AT, Inc.	Oregon
Digital Cyclone, Inc.	Minnesota
Garmin Australasia Pty Ltd.	Australia
Garmin Desenvolvimento de Sistemas de Aviação e Comercio de Tecnologias do Brasil Ltda	Brazil
Dynastream Innovations, Inc.	Alberta, Canada
Garmin Austria Holding GmbH	Austria
Garmin Austria GmbH	Austria
Garmin Belux NV/SA	Belgium
Garmin China Co. Ltd.	China
Garmin Danmark A/S	Denmark
Garmin Danmark Ejendomme ApS	Denmark
Garmin (Europe) Ltd.	England
Garmin Suomi Holding Oy	Finland
Garmin Suomi Oy	Finland
Garmin France SAS	France
Garmin Deutschland GmbH	Germany
Garmin Deutschland Verwaltungs GmbH	Germany
Garmin Deutschland Beteligungs GmbH &Co, KG	Germany
Garmin India Private Ltd.	India
Garmin Italia S.p.A.	Italy
Garmin N.V.	Netherlands Antilles
Garmin B.V.	Netherlands
Garmin Coöperatief UA	Netherlands
Garmin Acquisition B.V.	Netherlands
Garmin Portugal – Equipamentos de Comunicações e de Navegação Ltda.	Portugal
Garmin Iberia S.A.	Spain
Garmin Spain S.L.U.	Spain
Garmin Singapore Pte. Ltd	Singapore
Garmin Ltd.	Switzerland
Garmin Sweden Holding AB	Sweden
Garmin Sweden AB	Sweden
Garmin Polska Sp. z o.o.	Poland